United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 31, 2010
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On August 31, 2010, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended July 30, 2010, and hosted a conference call to discuss the financial results for the quarter ended July 30, 2010. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 31, 2010 announcing financial results for the quarter ended July 30, 2010
99.2	Transcript of conference call held on August 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2010	Applied Signal Technology, Inc. (Registrant)
By: /s/ James E Doyle James E. Doyle Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated August 31, 2010 announcing financial results for the quarter ended July 30, 2010
99.2	Transcript of conference call held on August 31, 2010

Exhibit 99.1 Press Release

Applied Signal Technology, Inc. Announces Fiscal Third Quarter Operating Results

Third Quarter Operating Income grows by 26% to $6.1 Million
Bookings Up 21%, Driven by Growth in IEWS and Network Intelligence

Sunnyvale, CA.  August 31, 2010 – Applied Signal Technology, Inc. (NASDAQ – APSG) announced operating results for the third quarter of fiscal 2010, ended July 30, 2010. Revenues for the third quarter increased 14% to $56,410,000 compared to the year-ago period’s revenues of $49,500,000. This increase resulted from growth in revenues generated by the Company’s network intelligence division, offset somewhat by lower product sales.

Earnings per share in the quarter increased to $0.26 per share versus $0.25 per share during the year-ago period. This increase came despite significant acquisition-related expenses. The Company noted that on a non-GAAP basis, excluding expenses related to acquisitions, earnings per share increased by 32% to $0.33 versus $0.25 in the year-ago period. The company further noted that the current quarter’s tax rate of 41.3% increased when compared to the year-ago quarter’s tax rate of 31.8%. The lower tax rate experienced during the third quarter of fiscal 2009 was due primarily to certain one-time, tax benefits.

William Van Vleet, President and Chief Executive Officer of Applied Signal Technology, Inc., commented, “We executed well during the third quarter.  In our core broadband communications business, we earned significant award fees on several key contracts and achieved excellent profitability. We are also excited to have reinforced our position as a leading cybersecurity solutions provider through the Seismic acquisition. We have now achieved scale in this business that effectively positions us for a wide range of programs, including as a prime contractor.”

The Company reported a 21% increase in new orders received during the third quarter, which rose to $61,963,000 compared to $51,235,000 of new orders received during the third quarter of fiscal year 2009. The increase in new orders during the third quarter was primarily due to new development orders received in the tactical wireless and the network intelligence divisions. New orders for the first nine months of fiscal year 2010 increased by 15% to $162,613,000 compared to new orders of $140,810,000 for the same period of fiscal year 2009.

Mr. Van Vleet continued, “We are excited to see continued strength in demand for a variety of our products and services. We believe that the funding environment for each of our operating groups remains strong and that we are well positioned to continue to capture new business. We are also pleased that we are beginning to realize benefits from our recent acquisitions of Pyxis Engineering and Seismic, LLC.”

The Company’s operating income for the third quarter of fiscal 2010 grew by 26% to $6,105,000 compared to $4,844,000 in the year-ago quarter. On a non-GAAP basis, excluding acquisition-related expenses, operating income for the third quarter of fiscal 2010 rose 50.5% to $7,371,000 compared to the same quarter in the prior year.

Mr. Van Vleet concluded, “We believe that the market for intelligence, surveillance and reconnaissance continues to hold significant opportunities, both in the immediate future and over the long term. We believe our position as a highly capable technology leader is advantageous and that we have a highly differentiated and compelling array of solutions across the full spectrum of ISR activities. It is our goal to drive value to all the stakeholders of our business, including both customers and shareholders.”

Forward Looking Guidance
Applied Signal Technology now anticipates that fiscal 2010 revenues are likely to be toward the lower end of its prior range of $223 million and $233 million. At the same time, it believes that operating income, measured on a GAAP basis, is likely to approach the high end of its prior guidance of $18 million to $21 million. These estimates anticipate a fiscal 2010 effective tax rate of between 38-39% and assume the R&D tax credit is extended.

Applied Signal adopted the revised accounting standard for business combinations (ASC Topic 805) during fiscal year 2010 and therefore must expense, rather than capitalize the Seismic acquisition costs. Other acquisition related costs including the amortization of intangibles, retention bonuses and compensation expense related to a potential earn-out will also be expensed. In addition, Applied Signal continues to protect its intellectual property aggressively and anticipates increased litigation expenses this fiscal year compared to the prior year.

Year to Date Results
Revenues for the first nine months of fiscal 2010 were $162,653,000 compared to $148,384,000 during the first nine months of fiscal 2009.  Operating income for the first nine months of fiscal 2010 was $16,757,000 compared to $16,947,000 in the same period of the prior year. Net income for the first nine months of fiscal year 2010 was $9,999,000 or $0.74 per diluted share compared to the year-ago level of $10,919,000 or $0.83 per diluted share. Net income on a non-GAAP basis, excluding the impact of acquisition-related expenses, for the first nine months of fiscal year 2010 was $11,779,000 or $0.87 per diluted share compared to the year-ago level of $10,983,000 or $0.83 per diluted share. A detailed reconciliation between GAAP and non-GAAP results is provided in a table following the GAAP financial statements below.

Use of Non-GAAP Financial Information
To help investors understand past financial performance and project future results, the Company supplements the financial results provided in accordance with generally accepted accounting principles, or on a GAAP basis, with certain non-GAAP financial measures. To supplement the consolidated financial results prepared under GAAP, the Company uses a non-GAAP conforming, or non-GAAP, measure of net loss that is GAAP net income and earnings per share adjusted to exclude certain costs related to completed acquisitions including the transaction costs, the amortization of intangibles, retention bonuses and compensation expense related to a potential earn-out. Non-GAAP net income and earnings per share gives an indication of the baseline performance before acquisition expenses that are considered by management to be outside the core operating results.  These measures are not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies.  Non-GAAP net income is computed by adjusting GAAP net income for acquisition-related expenses.  These non-GAAP results should be read only in conjunction with the consolidated financial statements prepared in accordance with GAAP. AST management regularly uses supplemental non-GAAP financial measures to internally understand, manage and evaluate the business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning and forecasting future periods. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of factors and trends affecting the business. Management compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results attached to this earnings release.

Attached to this news release are condensed, consolidated statements of income, balance sheets, statements of cash flows and a reconciliation between net income on a GAAP basis and non-GAAP net income for the third quarter and first nine months of fiscal year 2010 ended July 30, 2010.

Investor Conference Call
The Company will host a conference call on August 31, 2010 to discuss third quarter fiscal 2010 results.  If you wish to participate in the conference call, please dial 1-877-407-8031 for domestic callers or 1-201-689-8031 for international callers on August 31, 2010 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required.  This call may be listened to simultaneously at the Web site www.InvestorCalendar.com.  A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services to enhance global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements relating to our ability to effectively position the company for a wide range of programs, including as a prime contractor, the funding environment for our business areas, our ability to continue to capture new business, our ability to realize the full benefits from our recent acquisitions, continued growth opportunities in the intelligence, surveillance and reconnaissance (ISR) and cyber-security markets, our ability to provide customers with differentiated and compelling solutions across the full array of ISR activities, as well as statements regarding our estimating preliminary results for the fiscal year are forward-looking statements. The risks and uncertainties associated with these statements include the ability to achieve the anticipated benefits of the acquisitions, the ability to capture organic growth opportunities and to utilize the strategic advantages of a strong capital position; the ability to obtain new orders from procurers, including the U. S. Government when anticipated and to successfully perform and achieve profitability on such contracts; the ability to hire qualified staff as needed; and other risks detailed from time to time in the Company’s SEC reports including the latest Form 10-K filed for the fiscal year ended October 31, 2009. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
for the Periods Ended July 30, 2010 and July 31, 2009
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009
Revenues from contracts	$54,494	$47,845	$157,326	$143,150
Revenues from royalties	1,916 ----------	1,655 ----------	5,327 ----------	5,234 ----------
Total revenues	56,410	49,500	162,653	148,384
Operating expenses:
Contract costs	40,078	35,347	114,928	104,367
Research and development	4,003	3,757	11,096	10,629
General and administrative	6,224 ----------	5,552 ----------	19,872 ----------	16,441 ----------

Total operating expenses	50,305 ----------	44,656 ----------	145,896 ----------	131,437 ----------

Operating income	6,105	4,844	16,757	16,947
Interest income/(expense), net	(37) ----------	41 ----------	(74) ----------	222 ----------

Income before provision for income taxes	6,068	4,885	16,683	17,169
Provision for income taxes	2,504 ----------	1,555 ----------	6,684 ----------	6,250 ----------

Net income	$3,564 =======	$3,330 =======	$9,999 =======	$10,919 =======

Net income per share – basic	$0.27	$0.25	$0.75	$0.84
Average shares – basic	13,150	12,947	13,103	12,851

Net income per share – diluted	$0.26	$0.25	$0.74	$0.83
Average shares – diluted	13,282	13,170	13,242	13,042

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	July 30, 2010	July 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$12,323	$4,102
Short term investments	20,180 ----------	43,454 ----------
Cash, cash equivalents, and short term investments	32,503	47,556
Accounts receivable	42,588	47,063
Inventory	13,212	8,378
Receivable – Pyxis acquisition related	—	1,093
Other current assets	11,483 ----------	9,424 ----------
Total current assets	99,786	113,514

Property and equipment, at cost	73,796	70,400
Accumulated depreciation and amortization	(59,043) ----------	(55,405) ----------
Net property and equipment	14,753	14,995

Goodwill	55,408	33,158

Intangible assets, net	5,023	1,904

Long-term deferred tax asset, net	3,454	4,196
Long term investment	500	2,129
Other assets	1,514 ----------	1,104 ----------

Total assets	$180,438 =======	$171,000 =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$20,862	$22,158
Notes payable	1,429	1,429
Income taxes payable	2,005	444
Other accrued liabilities	5,138 ----------	2,298 ----------
Total current liabilities	29,434	26,329

Long-term liabilities:
Long-term notes payable	1,429	2,500
Other long-term liabilities	2,985 ----------	3,146 ----------
Total long-term liabilities	$4,414	$5,646

Shareholders' equity	146,590 ----------	139,025 ----------

Total liabilities and shareholders' equity	$180,438 =======	$171,000 =======

Applied Signal Technology, Inc.
Condensed Statements of Cash Flows
Increase in Cash and Cash Equivalents
(in thousands)

	Nine Months Ended
	2010	2009
OPERATING ACTIVITIES
Net Income	$9,999	$10,919

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,370	4,658
Stock-based compensation	1,474	1,516
Excess tax benefits from stock-based payment arrangements	(124)	(287)

Changes in:
Accounts receivable	7,885	309
Inventory, prepaid expenses, and other assets	(6,364)	(619)
Accounts payable, taxes payable and accrued liabilities	(973) ----------	(2,975) ----------

Net cash provided by operating activities	17,267	13,521

INVESTING ACTIVITIES
Cash paid for business acquired, net	(24,327)	—
Cash received from Pyxis's escrow account, net	673	—
Purchase of available-for-sale securities	(54,486)	(52,112)
Maturity and sale of available-for-sale securities	78,751	45,725
Additions to property and equipment	(3,736) ----------	(3,557) ----------

Net cash used in investing activities	(3,125)	(9,944)

FINANCING ACTIVITIES
Issuance of Common Stock	1,581	3,534
Shares repurchased for tax withholding of vested restricted stock awards	(332)	(240)
Excess Tax Benefits From Stock-based Payment Arrangements	124	287
Term Loans	(2,311)	(1,072)
Dividends Paid	(4,983) ----------	(4,861) ----------

Net cash used in financing activities	(5,921)	(2,352)

Net increase in cash and cash equivalents	8,221	1,225
Cash and cash equivalents, beginning of period	4,102 ----------	4,668 ----------
Cash and cash equivalents, end of period	$12,323 =======	$5,893 =======

Supplemental disclosure of cash flow information:
Interest paid	$153	$219
Income taxes paid	$4,862	$6,785

Applied Signal Technology, Inc.
GAAP to Non-GAAP Reconciliation
For the Periods Ended July 30, 2010 and July 31, 2009

		Three Months Ended		Nine Months Ended
		July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009
CONTRACT COSTS
GAAP contract costs		$40,078	$35,347	$114,928	$104,367
Non-GAAP acquisition expenses:
Compensation expense	c	(960) ----------	— ----------	(960) ----------	— ----------
Total non-GAAP acquisition expenses		(960)	—	(960)	—

Non-GAAP contract costs		39,118 =======	35,347 =======	113,968 =======	104,367 =======

GENERAL AND ADMINISTRATIVE OPERATING EXPENSES
GAAP general and administrative expenses		$6,224	$5,552	$19,872	$16,441
Non-GAAP acquisition expenses:
Transaction costs	a	(31)	(36)	(942)	(44)
Amortization of intangibles	b	(456)	(18)	(841)	(54)
Compensation expense	c	181 ----------	— ----------	(115) ----------	— ----------
Total non-GAAP acquisition expenses		(306)	(54)	(1,898)	(98)

Non-GAAP general and administrative expenses		5,918 =======	5,498 =======	17,974 =======	16,343 =======

OPERATING EXPENSES
GAAP operating expenses		50,305	44,656	145,896	131,437
Non-GAAP acquisition expenses:
Transaction costs	a	(31)	(36)	(942)	(44)
Amortization of intangibles	b	(456)	(18)	(841)	(54)
Compensation expense	c	(779) ----------	— ----------	(1,075) ----------	— ----------
Total non-GAAP acquisition expenses		(1,266)	(54)	(2,858)	(98)

Non-GAAP operating expenses		49,039 =======	44,602 =======	143,038 =======	131,339 =======

OPERATING INCOME
GAAP operating income		6,105	4,844	16,757	16,947
Non-GAAP acquisition expenses:
Transaction costs	a	31	36	942	44
Amortization of intangibles	b	456	18	841	54
Compensation expense	c	779 ----------	— ----------	1,075 ----------	— ----------
Total non-GAAP acquisition expenses		1,266	54	2,858	98

Non-GAAP operating income		7,371 =======	4,898 =======	19,615 =======	17,045 =======

NET INCOME
GAAP net income		3,564	3,330	9,999	10,919
Non-GAAP acquisition expenses:
Transaction costs	a	31	36	942	44
Amortization of intangibles	b	456	18	841	54
Compensation expense	c	779	—	1,075	—
Income tax effect on non-GAAP adjustments	d	(402) ----------	(17) ----------	(1,078) ----------	(34) ----------
Total non-GAAP acquisition expenses		864	37	1,780	64

Non-GAAP net income		$4,428 =======	$3,367 =======	$11,779 =======	$10,983 =======

Non-GAAP net income per share – basic		$0.33	$0.26	$0.88	$0.84
Average shares – basic		13,150	12,947	13,103	12,851

Non-GAAP net income per share – diluted		$0.33	$0.25	$0.87	$0.83
Average shares – diluted		13,282	13,170	13,242	13,042
a.	Transaction Costs. Transaction costs are primarily legal, due diligence, and other consulting costs that are incurred directly as a result of the acquisition activities.
b.	Amortization of intangibles. Amortization of intangibles arise from current and prior acquisitions and is non-cash in nature.
c.	Compensation Expense. Compensation expense includes the retention and performance bonuses payable to the employees of the acquired Seismic and Pyxis businesses.
d.	Income tax effect on non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

Exhibit 99.2 Transcript of Conference Call

Transcript of
Applied Signal Technology (ASPG)
Third Quarter 2010 Earnings Conference Call
August 31, 2010

Participants

William Van Vleet, CEO, Applied Signal Technology

Jim Doyle, CFO, Applied Signal Technology

Presentation

Operator

Greetings, and welcome to the Applied Signal third quarter 2010 earnings conference call. At this time all participants are in a listen only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press *0 on your telephone keypad. As a reminder this conference is being recorded. It is not my pleasure to introduce your host William Van Vleet, Chief Executive Officer for Applied Signal Technology. Thank you Mr. Van Vleet you may begin.

William Van Vleet – Applied Signal Technology – CEO

Thank you Jen, good afternoon and thank you for joining us to discuss our third quarter results. With me today is Jim Doyle our Chief Financial Officer. Before we begin I would like to preface our discussion with a summary of our safe harbor statement, it goes something like this. Investing like life involves risks and our presentation today may contain statements which reflect the company’s current judgment on future events and are subject to risks that could cause the actual results to differ materially. We encourage you to consult or company’s recent 10-Qs and 10-K before investing to understand important factors that can cause the actual results to differ. Our results for the third quarter reflect a continuing demand for our intelligence surveillance and reconnaissance or ISR products and services, a clear benefit from our recent acquisitions and an ongoing demonstration of our leadership role in our industry. Building off strong demand in the second quarter we saw an increase in new bookings, revenues and operating profits in the third quarter when compared to last year. We booked new program orders of nearly $62 million, that’s a 21% increase over the same period last year, as a result of a new growth in our Tactical SIGINT business and very strong competitive program wins in our Network Intelligence business. Our book-to-bill ratio was approximately 1.1 for the third quarter.

We anticipate continued order growth at or better of this level over the remainder of fiscal 2010. The funding environment for ISR products remains good at both the strategic and a tactical level and despite the apparent spread of reductions in the defense top line funding resulting from the Gates’ efficiency initiative we believe that the majority of near term reductions will impact large DOD platform procurements and technical advisory services. So even as the pressure on the overall funding environment continues we expect to see a continuing mandate both in the intelligence community and among the defense services for the improvement of ISR capabilities. We are seeing evidence of this both in our core Broadband Communications business as well as in a resurgence of orders in our Tactical SIGINT business, particularly for tactical wireless products. I would also like to comment that funding in the cyber security space remains strong. This is now our fastest growing business. We believe that Applied Signal is one of a small number of companies that are building foundational competitive and partnership positions in what will become a very large and permanent extension of the intelligence and defense markets.

Revenues increased by 14% over the same period last year to $56.4 million. Now this is a little lighter than expectations but it was still sufficient to allow good bottom line performance. Growth was driven by strong contributions from our recent acquisitions and offset by more modest product sales than we recorded last year. We believe revenues will improve in the fourth quarter as the third quarter program awards get under way. Operating income increased by 24% in the quarter to over $6 million and if you exclude acquisition-related expenses, adjusted operating income grew by over 50% to $7.4 million. Our adjusted operating margin in the third quarter was a little over 13% compared to last year’s operating margin of 9.8%. Now this is ahead of expectations on a GAAP basis and significantly higher than expectations when you factor in the short term dilution that’s attributed to acquisition costs. There are a number of contributing factors to the increased margin. First we performed exceptionally well on a number of contracts in our core business and as a result captured 100% of the potential award fees associated with those programs. We are exceptionally pleased with this not only for the financial benefit but also because it reinforces with our and hopefully with our audience on Wall Street that at the core of our culture is a truly outstanding execution and technological capability.

We were also pleased to see increased royalty revenues from Comtech in the quarter which also benefited our profitability. While the positive benefit of the increased royalties helped the margin as we have discussed in the past we have incurred additional expenses associated with defending our intellectual property in the commercial communications market. I am very pleased to note that we obtained a settlement in principal with EMC and that is Emerging Market Communications and EMC Satcom Technologies which is in the process of being finalized. But confidentiality provision prohibits saying for than that for right now but we will come out with an agreed upon public statement in the near future. We believe this has good implications for similar future actions and we remain committed to protecting our patents.

I would like to now discuss each of our businesses in a little more detail so you can get a sense of how we’re viewing the future, and I’ll start with our core broadband business. In all of our largest programs Next Generation ASA, Tiffany, Thunderdome, High Beam and QuickSilver, we received 100% award fees in the third quarter. Government cost plus contracting generally uses either fixed fee contracts for a level of effort development or award fee contracts to incentivize industry for higher risk efforts. Achieving an award of 100% is indicative of the very highest level of performance and customer satisfaction. In each of these programs we significantly advanced the state of the art and we developed high quality capabilities on time and within budget. Several of our employees also received commendations for meritorious Services for these programs. This outstanding program performance was a primary factor that drove the increased profitability in the company and as a result of this excellent performance I am also very pleased to announce that we were notified earlier just today that we will be awarded a follow-on to the Tiffany Program. Now the details still remain to be definitized over the next couple of weeks but we anticipate an award of a $230 million IDIQ program over a five-year period.

We also consider our commercial broadband licensing as part of this business area and I am pleased to note that we see demand for DoubleTalk continuing over the next several years. This is a highly effective product that enables our partner Comtech to fully leverage their existing communication assets. We believe the royalty revenues will continue to remain strong there. In our Tactical SIGINT business I am pleased to note that we are seeing an uptake in orders also as a result of excellent program performance. Last quarter we successfully delivered the Stone Face Program which was deployed overseas. This equipment provided a significant improvement in the services’ ability to locate and identify insurgents. This quarter we received an $11.4 million contract to provide enhanced and integrated logistic support to the Stone Face Program and to provide additional capability enhancements. We are also seeing a high demand for a new technology that we have developed called NBGO. It’s a hardware and software capability that provides an increase in geo-location capability particularly in adverse terrain or urban environments. This technology has been ordered in three new DOD development programs.

Also in the third quarter we were notified that our team was the winning bidder on an international program with a major prime contractor. So year-to-date we have booked over $30 million in new orders in our Tactical SIGINT area for a book-to-bill ratio of 1.7. And we’re very pleased to see the improvement in our Tactical SIGINT business which in the past has been one of our weak spots for the past few quarters but is now reemerging and showing its strength.

In our Sensor Systems business we’re continuing to work towards establishing our high definition process sensor system in a variety of end use markets. We believe that there are good opportunities not only with respect to the anti-submarine applications for which process was designed but also in Homeland Security, the oil and gas industry, search and recovery actions and in archeological exploration. In the third quarter we conducted successful demonstrations of our ability to detect and identify mines at an undersea range in Germany creating the potential interest for international sales and as we speak we’re conducting an undersea exploration off the coast of Massachusetts which just yesterday due to the increased image resolution our system provides was able to discover two undersea wrecks that previously were unknown.

Also our neutron imaging technology is just beginning to materialize. We were notified earlier this month that we’ve been awarded, or we will be awarded a new contract with the army to develop a Fourth Generation explosive detection capability. We’re currently in negotiations and hope to have an announcement later this quarter on that.

Finally I would like to highlight our Network Intelligence business, as I mentioned this is now the fastest growing piece of our company. We’ve been incredibly successful in competitive new business captures in this market. To date we’ve captured over 75% of all competitive programs pursued, including wins on all of the major new cyber development programs. We’ve also won eight contracts that will allow us to expand our engineering services to new customers. At the same time we’ve leveraged our existing technology, we’ve accelerated our cyber security product development effort. We were the only industry contractor that was invited to demonstrate our capability at the US Government’s 2010 Phoenix Challenge Conference on information operations. We also presented an important paper at the annual Black Hat conference in Las Vegas and we have hosted several key government industry demonstrations at our cyber innovation facility since it opened last quarter. Technology in this market moves very fast and demonstrating and maintaining a leadership position is very important.

We’re completing our integrating process with Pyxis and it is proceeding well. Technically the Pyxis integration occurred during the first quarter of fiscal 10 as we brought all the Pyxis staff into AST and combined all of the cost and restructures, accounting systems, HR systems, procurement systems, internal controls and so forth. Once it’s fully complete we’ll begin a similar process with Seismic and we started the Seismic integration planning and the actual integration activities for Seismic will begin in November. Now while each of these organizations is functionally and competitively quite strong there is a lot of opportunity for us to continue to create a more effective organization and to reinforce common capabilities across a uniform and integrated organization. I will reserve some additional comments for closing but right now I would like to turn the call over to Jim Doyle our Chief Financial Officer to review the results in greater detail.

Jim Doyle – Applied Signal Technology – CFO

Thanks Bill. Good afternoon everyone. Revenues for the third quarter were $56.4 million representing an increase of about 14% when compared to the year ago’s quarter revenues of $49.5 million. The inclusion of revenues from both Pyxis and Seismic acquisitions which have greatly reinforced our Network Intelligence business are responsible for the increase offset somewhat by lower product sales versus the year ago quarter. Operating income for the third quarter of fiscal 2010 increased by about 26% to approximately $6.1 million, a margin of 10.8%, this compared to $4.8 million, a margin of about 9.8% in the third quarter of fiscal 2009. This improvement was driven by several factors including strong performance on our development programs, including the capture of maximum award fees on several key broadband contracts which Bill just discussed and the growth in our royalty income. We recorded royalty income of approximately $1.9 million during the third quarter of fiscal year 2010 compared to approximately $1.7 million during the same period of fiscal year 2009. We believe that your royalty income for fiscal 2010 will remain strong and do not foresee a near term reduction in royalties. On an adjusted basis excluding approximately $1.3 million of acquisition-related expenses, operating income grew by over 50% to about $7.4 million versus the prior year period. These acquisition-related expenses are temporary and include the non-cash amortization expense of intangible assets and expenses related to anticipated future cash compensation. The compensation expenses related to the Pyxis and Seismic acquisitions should begin to ameliorate beginning in the third quarter of fiscal 2011. Earnings per share during the third quarter rose to $0.26 versus a year ago level of $0.25 per share. On an adjusted basis excluding the impact of the acquisition-related expenses EPS increased to $0.33 per share. I also note that the year ago third quarter’s $0.25 per share was generated on a tax rate of approximately 35%, a low rate that was created due to certain tax benefits realized in the year ago quarter which tends to understate the comparison.

New orders received during the third quarter of fiscal year 2010 increased by 21% to approximately $62 million compared to new orders of approximately $51 million during the third quarter of fiscal year 2009. New orders year-to-date for fiscal year 2010 have increased by about 15% to almost $163 million compared to new orders of approximately $141 million received during the comparable period of fiscal year 2009. New order growth for fiscal 2010 year to date has been driven by increased demand in Network Intelligence, Tactical SIGINT and Broadband Communications offset by a decline in the Sensor System business. Our current backlog is over $170 million representing over a 20% increase when compared to a balance of $140 million at the end of fiscal 2009. As a reminder our backlog includes the uncompleted portion of our contractual obligations and excludes any unexercised contract options.

Turning to the balance sheet now, our combined cash and investment balances increased approximately $12 million during the third quarter to about $33 million. As a reminder we used $25 million in cash during the second quarter of fiscal 2010 to finance our purchase of Seismic. Accounts receivable balances were approximately $42.6 million compared to approximately $47.1 million at October 31 st 2009. Third quarter 2010 AR consisted of billed AR of approximately $30.5 million and unbilled AR of approximately $12.1 million. Inventory increased approximately $4.8 million during the first nine months of this fiscal year, the inventory balance at July 30 th was approximately $13.7 million compared to approximately $8.4 million at the end of last fiscal year. The increase in inventory is due to increased product inventory built in anticipation of future product orders and to an unfavorable indirect rate variance of approximately $1.7 million. Prepaid and other current assets were about $11.5 million at July 30 th 2010 compared to a balance of about $10.5 million at October 31 st 2009. Included in the third quarter balance is a pre-contract or at risk cost amount of about $1.5 million. Good will was approximately $55.4 million at the end of the third quarter compared to approximately $33.3 million at October 31 st 2009 and this increase was due to the acquisition of Seismic Engineering.

Current liabilities were $29.4 million compared to the balance of $26.3 at the end of last fiscal year. The increase was due in part to income taxes payable and in part to an increase in other crude liabilities related to the fair value of the Seismic contingent consideration. Our bank debt continues to decline such that our total short and long term balance at the end of the third quarter of this fiscal year is approximately $2.9 million and we paid dividends of approximately $1.7 million during the third quarter of fiscal 2010.

I would now like to discuss our outlook for the remainder of this fiscal year 2010. We anticipate fiscal 2010 revenues will likely be towards the lower end of our previous guidance range of between $223 million and $233 million which includes the projected revenues from Seismic. However we have performed well on a number of contracts and as a result anticipate that our operating income will likely be towards the higher end of the range of our prior guidance of $18 million to $21 million measured on a GAAP basis. I’d like to detail a number of specific factors that should be helpful I should think about our business going forward. First we anticipate compared to last year that a greater portion of our fourth quarter in fiscal 2010 revenues will be derived from development-related contracts which typically return slightly lower profit margins than our contracts that require the delivery of our standard products which are typically sold under fixed price contract at higher margins. Second we have adopted the revise accounting standard for business combinations during fiscal year 2010 and therefore must expense instead of capitalize any acquisition-relating costs. I’d like to detail the acquisition costs for you which will add up to approximately $4 million in FY 10. The detail on these costs can be found in the reconciliation of GAAP to non-GAAP results towards the end of our press release in our second quarter 10-Q filing and in the soon to be filed third quarter 10-Q. For fiscal 2010 the estimated acquisition costs related to Seismic consist of a) approximately $1 million of transaction-related costs, b) approximately $1.2 million of compensation expenses consisting of retention bonus and compensation expense related to the potential Seismic earn out and c) approximately $550K of estimated cost for the amortization of intangible assets.

For fiscal 2010, the estimated acquisition costs related to Pyxis consist of about $600,000 of retention bonuses which are considered computation expenses and b) approximately $700,000 of estimated costs for the amortization of intangible assets. Also affecting our short term forecasts are the litigation expenses associated with our policy of aggressively protecting our intellectual property and finally, we anticipate a fiscal 2010 effective tax rate of between 38 and 39% assuming the R&D tax credit is extended before the end of our fiscal year. With that, I will now turn the call back over to Bill for his closing comments.

William Van Vleet – Applied Signal Technology – CEO

Thank you Jim. I would like to take just a moment to address the strategic partnering agreement we signed last quarter with the Harris Corporation and take you through our thought process on the importance of these types of arrangements as we move forward. As you have all noticed, there has been an increase in the acquisition activity in our industry, particular by the major primes, and what this means for a company our size is increased competition against financially strong opponents. Now, while we believe we maintain a technology advantage, this kind of strategic partnership with well-positioned companies and adjacent markets enables us to bring greater resources and a wider range of competency to bear and can effectively counter some of the advantages that a larger competitor might have. Applied Signal and Harris have enjoyed a long history of working together in supplying mission critical capabilities to our respective major customers. We are both categorized as mid tier or second tier defense contractors and as such find ourselves both competing against and selling to the larger defense primes. Simply put, this is a broad and general agreement that will help us find more ways to collaborate so that each company can realize new business and technology development opportunities. The agreement is by no means exclusive and teaming for each opportunity is addressed on a case by case basis.

So tonight we have covered many points through this discussion. So let me summarize a few take aways for the quarter. First revenues for the quarter show good growth increasing 14% over the same period last year. Second, operating margins rose to 10.8% due to truly excellent program execution. Operating income increased by 26% over last year and when we exclude the acquisition related expenses, it grew by over 50%. We captured several new key programs and built our book of business at a fast pace, generating results that were 21% higher than the same period last year. We continue to successfully integrate our acquisitions and are now well-positioned to be a major competitor in the cyber security engineering services market. We are continuing to expand our capabilities notably in the tactical SIGINT and Network Intelligence areas and we are protecting our intellectual property and we believe that the growth opportunities in front of us are plentiful and we are prepared to capitalize on our enhanced competitive position and to further advance the underlying technology driving each of our businesses.

We believe that the revised and improved positioning of our businesses will enable us to provide greater value to our customers and also to our shareholders. We are just completing our long range business planning process where we lay out our five year strategic business plan and the specific strategies that result to extend our company’s transformation to become the innovation leader in intelligence, surveillance, reconnaissance and cyber security systems parts and services. So with that, we will now open the call for any questions.

Operator

Thank you. Ladies and gentlemen, we will now be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up the handset before pressing the * keys. One moment please while we poll for questions. Our first question comes from the line of Michael Lewis with BB&T Capital markets. Please proceed with your question.

<Q>: Good afternoon Bill, good afternoon Jim, it’s Mike Smith in for Mike Lewis.

Jim Doyle – Applied Signal Technology – CFO

Hi Mike.

<Q>: The size of the Tiffany IDIQ, do you have what it was last time?

William Van Vleet – Applied Signal Technology – CEO

Last time I believe it was 175? Is that right Jim, $175 million.

Jim Doyle – Applied Signal Technology – CFO

Yeah it’s in that range Bill, $160 to $175 million, yeah.

<Q>: Okay so a nice increase in size and probably scope for you there.

Jim Doyle – Applied Signal Technology – CFO

Yeah.

<Q>: Excellent and Jim do you have the top five contracts in the quarter, the percentage of revenue?

Jim Doyle – Applied Signal Technology – CFO

I don’t have the …, yes I do. Yes I do. I don’t know if I have five of them but I do have the top five revenue generators for the quarter. For the third quarter of fiscal 2010, Next Generation ASA generated approximately 20% of our revenues. Tiffany approximately 13% of our revenues. Thunderdome approximately 9% of our revenues and that Mike represents about 42% of the quarter’s revenues.

<Q>: Okay and any update on perfect citizen and I think on AMOD there, I just want to clarify something. I understood there were four programs and I think last quarter it was mentioned there were three programs. How many of those are still kind of outstanding on the AMODs?

William Van Vleet – Applied Signal Technology – CEO

There are five programs, two have been awarded, Amber and Ampere. We are on the winning team for Ampere. The prime that we teamed with for Amber was not selected although we are in discussions to see if we can bring some value to the other team at this point but, so we won one and we lost one and there are two remaining to be awarded, possibly one in the fourth quarter and one in the first quarter of 11.

<Q>: Okay and then I have just one last question for you here. As I look at the four areas of your business, the Network Intelligence, the Broadband, the EW and the Sensor Systems, has your view changed at all from Q4 of 2009 where your expectations and kind of what you are looking at now as you look at the prospects going forward?

William Van Vleet – Applied Signal Technology – CEO

It hasn’t changed a whole lot in most businesses, with one exception I will say. I think we have seen some very nice near term interest in our tactical SIGINT business so we were saying that was growing 10%. I think it is growing better than that and that is probably the only change at this point.

<Q>: Okay great.

William Van Vleet – Applied Signal Technology – CEO

And it is probably growing closer to up north of 20% in the next couple of quarters.

<Q>: Great. Thanks a lot guys.

William Van Vleet – Applied Signal Technology – CEO

Sure.

Jim Doyle – Applied Signal Technology – CFO

Thanks Mike.

Operator

Thank you. Our next question comes from the line of Steve Levenson with Stifel Nicolaus. Please proceed with your question.

<Q>: Sorry, good afternoon Bill and Jim, sorry about that.

William Van Vleet – Applied Signal Technology – CEO

Hi Steve.

Jim Doyle – Applied Signal Technology – CFO

Hi Steve.

<Q>: You mentioned an $11.4 million additional order on stoneface and you said this quarter, does that mean you received the order in the third quarter or is that a second quarter event?

William Van Vleet – Applied Signal Technology – CEO

That was the third quarter award.

<Q>: So you are already well on the way. Great, thanks. Have you spoken with the people at the DNDO, apparently there is new effort to find shielded nuclear threats. Does the neutron imaging product have an application there.

William Van Vleet – Applied Signal Technology – CEO

It does, it can detect nuclear threats, explosives and narcotics. Not as a standalone capability but certainly as a complimentary capability to other technologies and we are in discussions with DNDO for applications for technology. But I would say they are probably at early stages of discussion Steve.

<Q>: Okay, great thanks. This one is for Jim I think. In relation to the unfavorable rate variance that you have on inventory, given your backlog, do you think that will be offset in the fourth quarter?

Jim Doyle – Applied Signal Technology – CFO

I do Steve, just a reminder, I did say a few minutes ago that it was an unfavorable rate variance, about $1.7 million and we do anticipate that we will be able to absorb that by the end of the fiscal year.

<Q>: Great, thanks and the last one is where is the head count and how is in terms of hiring, what is the environment?

William Van Vleet – Applied Signal Technology – CEO

The head count is right around 900 people for the company. We have hired about, the main area where we have seen growth has been in our network intelligence business and where we have hired 24 people to date on the year there.

<Q>: Perfect, thank you very much.

Jim Doyle – Applied Signal Technology – CFO

Thanks Steve.

William Van Vleet – Applied Signal Technology – CEO

Welcome Steve.

Operator

Thank you. Our next question comes from the line of Jeff Evanson with Dougherty & Company. Please proceed with your question.

<Q>: Good afternoon gentlemen.

Jim Doyle – Applied Signal Technology – CFO

Hi Jeff.

William Van Vleet – Applied Signal Technology – CEO

Hi Jeff.

<Q>: Jim could you give us a sense of the revenue mix amongst the four divisions?

Jim Doyle – Applied Signal Technology – CFO

Sure, you mean the contract types because I can give you that data pretty easily.

<Q>: Yeah.

Jim Doyle – Applied Signal Technology – CFO

Okay, for the third quarter of 2010, cost reimbursable contracts represented about 73% of revenues. Time and material contracts represented about 20% of revenues. Fixed price contracts represented about 4% of revenues and then Royalties were about 3% of revenues and again, that’s for this third quarter of 2010.

<Q>: Okay and how about a break down based on product segment, Broadband, Network Intelligence, Electronic Warfare etc.

Jim Doyle – Applied Signal Technology – CFO

As far as revenue breakdown?

<Q>: Please

Jim Doyle – Applied Signal Technology – CFO

We don’t typically provide that data Jeff.

<Q>: Okay. Bill could you speak to maybe the environment with respect to new opportunities and maybe how that has changed with the acquisition of your comparable company.

William Van Vleet – Applied Signal Technology – CEO

With respect to the, you mean are you referring to the Argon by Boeing.

<Q>: Exactly.

William Van Vleet – Applied Signal Technology – CEO

Yeah, we feel that the implications on the competitive market place are positive for our company. Applied Signal and Argon only overlapped in the tactical SIGINT market and that represented, well the overlap was less than 10% of our total revenues. We do believe that the acquisition of Argon by Boeing creates additional opportunity in the market for us to provide our capabilities and solutions to the other industry prime contractors that previously relied on Argon for technology and that would be companies like Northrup, Lockheed, Eltree, BAE, Racyon, General Dynamics, any of the big names obviously in defense. So we think it does create some space and we have actually had a fair amount of increased discussion with some of the other larger primes in terms of seeing if there would be some interest in leveraging some of our technology to fill what is essentially now a hole in their competitive matrix.

<Q>: Okay, getting back on the quarter here. If I look at the quarter, it looks as though Tiffany was the one thing that came in a little bit lighter than my expectations. Was there a little bit of a hold back on Tiffany in the quarter given the fact that they were preparing the new contract?

William Van Vleet – Applied Signal Technology – CEO

The thing is, the Tiffany, we planned on having that award in the third quarter and now it is coming in in the fourth and so there was a delay that may have had a slight effect on some of the revenue as far as that specific program went but the fact that we received the very good news today and hope to negotiate that very quickly should turn that around now.

<Q>: Yeah, good. And now last question with respect to book to bill. Given that tactical sig and book to bill was $1.7 and total company $1.1, what was less than 1 with respect to book to bill?

Jim Doyle – Applied Signal Technology – CFO

Sure Jeff, our Sensor Systems business area had a book to bill of less than 1. The other areas were either close to 1 or right about 1. So if that gives you a little more color?

<Q>: Yeah, that helps. Thanks Jim. Thanks guys.

William Van Vleet – Applied Signal Technology – CEO

You bet.

Operator

Thank you. Our next question comes from the line Brian Muttinber with Morgan Keegan. Please proceed with your question.

<Q>: Thank you very much. First of all, can you repeat backlog if you did in the quarter.

Jim Doyle – Applied Signal Technology – CFO

Hi Brian, yeah backlog at the end of the third quarter was approximately $170 million.

<Q>: Okay, what was it last quarter?

Jim Doyle – Applied Signal Technology – CFO

Last quarter I need to look that up. I can tell you the end of fiscal 2009 just for reference, that was $140 million. At the end of last quarter, just give me a second to find it. At the end of the second quarter of 2010, it was approximately $166 million.

<Q>: Okay. G&A, it was down $2 million quarter to quarter. What do you expect it to be in the fourth quarter?

Jim Doyle – Applied Signal Technology – CFO

Well I think the best guide for that Brian is more as a percentage of revenue so, we are looking at it, around about 11% is about the G&A rate.

<Q>: Okay, 11% in the fourth quarter.

Jim Doyle – Applied Signal Technology – CFO

Of revenues, yes.

<Q>: Okay, if it is 11% and I am having a hard time getting to the high end of your operating margin, your operating income of the year at $21 million if you have 11% G&A, your gross margins are going to be what in the fourth quarter?

Jim Doyle – Applied Signal Technology – CFO

Well wait a minute, wait a minute, wait a minute, let’s be careful, because remember, in our business there is a significant portion of it that is cost reimbursable. Roughly 70 to 75% of our revenues come from cost reimbursable contracts. So if you target gross margin and then you say okay, lower SG&A expenses and you think profitability is going to increase, it won’t have the same effect in a cost reimbursable environment that it does in a normal commercial environment where everything is on a fixed price basis. So I hope that helps clarify that a little bit.

<Q>: Okay, so let me go to the fourth quarter and just kind of walk me through if you go to the low end of revenue,

Jim Doyle – Applied Signal Technology – CFO

Uh-huh?

<Q>: that’s $60 million roughly in revenue in the fourth quarter, correct? Well I’ll do the math, that’s fine, it’s $60 million roughly and then gross profit is going to be where, around the 28 to 30%?

Jim Doyle – Applied Signal Technology – CFO

We don’t guide on the gross profit basis Brian. What we are guiding to is, we tend to talk about operating income so if we focus on operating income, what you have seen for the first three quarters, it is in the range of 9 to 10% operating income. So we had a very good quarter this third quarter. We had a lot of one-time pick ups from our cost plus award fee programs. We had, as Bill talked about, we had a number of programs that received 100% award so we were able to take that nice fee pick up in the quarter. So as we look ahead, think about the fourth quarter from an operating income perspective and looking at it in the, we’re guiding to the higher end of the 18 to 21 million range. So you can, depending on the revenue numbers, you can get operating income in absolute dollar terms anywhere from 4 to 5 million dollar range or slightly higher. It kind of depends how the performance in the fourth quarter goes.

<Q>: This is how I’m kind of hitting a circular reference here is, if I put $60 million in there which puts you at the low end of the revenue range,

Jim Doyle – Applied Signal Technology – CFO

Okay.

<Q>: Okay, the gross profit has been 28 to 30%, we’ll deal with that later but that is where it has been at least the last couple of years and R&D at the historical levels around the $4 million.

Jim Doyle – Applied Signal Technology – CFO

Okay

<Q>: I get much higher operating income for the quarter and the year. Because G&A, the one variable is G&A and you’re saying G&A should be 11%, and if I use 11%, that’s about $6.8 million and if I do that, then you’re $2 million above your operating income goal for the year. And what I was trying to figure out …

Jim Doyle – Applied Signal Technology – CFO

Yeah Brian, we’re not getting numbers that high, the other thing to is remember there is certain litigation costs that

<Q>: That goes into G&A and that’s what I am trying to dig down is your total G&A that will be reported on your income statement is not going to be 6.8, you’re saying your normal operating G&A will be 11% so on top of that is going to be litigation expense, right?

Jim Doyle – Applied Signal Technology – CFO

Correct.

<Q>: Okay, so that’s the piece I’m missing and that should be a couple of million?

Jim Doyle – Applied Signal Technology – CFO

We prefer not to discuss that Brian because we are still working with two of the other firms that are involved in this so we prefer not to go into the details of that.

<Q>: Okay, so that was the piece I was missing. Good. Okay, the other question I have about cash, you have big cash generation. Do you expect cash burn in the fourth quarter?

Jim Doyle – Applied Signal Technology – CFO

On the cash from operations we would anticipate that we would be generating cash from operations.

<Q>: Okay and how did you generate so much cash in the third fiscal quarter?

Jim Doyle – Applied Signal Technology – CFO

A big chunk of it was net income and then of course depreciation and amortization was helpful. The other thing too, accounts receivable was favorable for us; we were able to improve our collections and the other part of those collections was we saw a decrease in our unbilled accounts receivable and increase in our billed accounts receivable. What is happening there is we are seeing more cost reimbursable contracts going through which allow us to bill more frequently than our fixed price jobs.

<Q>: Okay and then, can you talk a little bit about growth. I mean you’re looking for about 10% growth in 2010. Can we expect that growth at that level or faster going forward? For 2011 and beyond. Are you looking for double digit growth going forward internally.

William Van Vleet – Applied Signal Technology – CEO

Yeah let me talk a little bit about FY11. Here’s where we are in that process. We are completing our five year strategic plan and we will brief our board on those results here later in September. And then we will finish our annual operating plan by the beginning of November and again review that with our board at the December meeting. So what we anticipate is, we anticipate providing FY11 guidance during our December 2010 conference but at this point let me at least say that we anticipate that our FY11 revenue guidance will be in and about the range of the current Wall Street estimate on a revenue basis.

<Q>: Okay, thank you very much, I appreciate it.

William Van Vleet – Applied Signal Technology – CEO

Thanks Brian

Operator

Thank you, our next question comes from Jim McIlree from Merriman, please proceed with your question.

<Q>: Thank you and good afternoon.

Jim Doyle – Applied Signal Technology – CFO

Hey Jim

William Van Vleet – Applied Signal Technology – CEO

Hi Jim.

<Q>: The Tiffany booking that you hope to sign this quarter, you said it was like $230 million, something like that?

William Van Vleet – Applied Signal Technology – CEO

It will be a 90IQ award with a ceiling of $230 million.

<Q>: Would you put that entire 230 in your orders and backlog or just some?

William Van Vleet – Applied Signal Technology – CEO

No, it’s 90IQ

<Q>: So just as the task borders comes down.

William Van Vleet – Applied Signal Technology – CEO

Like we did on the next generation ASA we will book it as the individual task borders are provided by the government so, but that’s the total potential but we did reach or exceed the ceiling in both of the prior contracts but again our practice has been that our backlog represents the contractually obligated and until those task borders, its not contractually fully obligated.

<Q>: And I was a little bit confused about how the old Tiffany and Tiffany 2 will kind of get cycled through. So you are expecting Tiffany 1 to kind of tail off here and then Tiffany 2 to pick up quickly or do you have a gap or is there just ..?

William Van Vleet – Applied Signal Technology – CEO

No, no gap. In fact the Tiffany 1 was extended while they dealt with the delay of the Tiffany 2 and the reason there was a delay had to do with the fact that they I believe they wanted to add the ability to put more product orders on it. So we received the interim funding to continue the program. We still have contractual obligations on Tiffany 1 to complete and I expect that will probably continue certainly through the fiscal year, maybe even through to the calendar year but beginning in fiscal 11, first quarter of fiscal 11, I would expect that we would start to see the Tiffany 2 revenues ramp up substantially at that point.

<Q>: Okay, great. That was exactly what I was looking for. And Jim, I have the same issues with the prior questioner on your guidance for the year. It makes Q4 look really kind of odd. Can I ask the question backwards.

Jim Doyle – Applied Signal Technology – CFO

Sure.

<Q>: So your G&A in the July quarter was down substantially from the April quarter, so it was down a $1.6 million or so?

Jim Doyle – Applied Signal Technology – CFO

Correct.

<Q>: Now some of that is because you didn’t have the transaction charges in the July quarter that you did in the April quarter, but even so, it was still down big.

Jim Doyle – Applied Signal Technology – CFO

Correct.

<Q>: Is that, is there anything special besides that lack of transaction charges in the July quarter. Was there a lack of something else in the July quarter, less litigation expenses or something like that?

Jim Doyle – Applied Signal Technology – CFO

No, I don’t think I’m following you Jim, one of the, no, there wasn’t anything special there. No.

<Q>: Okay, so it seems like you know that that $6 million is kind of a good base number going forward.

Jim Doyle – Applied Signal Technology – CFO

Okay, yeah that’s probably fair.

<Q>: Except for of course whatever litigation, did you have normal litigation expenses in the July quarter?

Jim Doyle – Applied Signal Technology – CFO

We did have litigation expenses in the July quarter. Those can vary though. Those vary based on the activity and we do anticipate a fair amount of activity between now and the end of the calendar year.

<Q>: Alright, I feel like I’m playing 20 questions. I’m up to 18. So is the Q4 litigation expenses higher than what the prior quarters have been.

Jim Doyle – Applied Signal Technology – CFO

That’s what we would anticipate, yes.

<Q>: Okay. Alright. I think that’s helpful. And then, you said that one of the reasons that you’re looking for diminished gross margins in Q4 is because fewer standard product sales.

Jim Doyle – Applied Signal Technology – CFO

That’s a part of Jim. Yes that’s a part of it and then the other thing too, we had a very good third quarter because we did receive 100% award fee on a number of programs so we were able to take a nice fee pick up in the quarter. As we estimate our award fees, we will assign a probability of success and what we were able to do is because we had a number of programs get 100% award fee, we were anticipating that those would be much lower and so, it’s a catch up in the third quarter, so it makes the third quarter look great and it is appropriate because that’s when we found out about those awards, that’s when the customer made the determination and so we are able to take credit for it all in the third quarter so we did see that big pick up in the third quarter. We don’t anticipate those kind of pick ups in the fourth quarter.

<Q>: And it’s not because you’re expecting your performance to decline, it’s just that you’re expecting the performance not necessarily to be, to have that pick up that you saw

Jim Doyle – Applied Signal Technology – CFO

Correct, have that pickup and then we’re not seeing a significant amount of product sales in the fourth quarter.

<Q>: And were product sales a big portion of the July quarter?

Jim Doyle – Applied Signal Technology – CFO

No, product sales were down compared to a year and like I said, what was driving the profitability this quarter was those pickups primarily in the award fee programs.

William Van Vleet – Applied Signal Technology – CEO

They weren’t smaller than the second quarter but they were smaller than last fiscal year because last fiscal year we saw a very high rate of product sales associated with the surge.

<Q>: Right, okay. And I think you just answered this Jim but the award fees have come in, in the topline and essentially there is no cost associated with it, right? So that’s why you would see a higher margin.

Jim Doyle – Applied Signal Technology – CFO

That’s correct.

<Q>: And I think this is my last one. Bill, you mentioned the strength and tactical segment, for the quarter, that was definitely an order strength but was it a revenue strength as well?

William Van Vleet – Applied Signal Technology – CEO

No, it was an order strength definitely. I think we won 6 out of 7 program and the 7 th one, actually 7 out of 8 and the 8 th one was not lost but delayed. So very strong orders performance. That business was lower on a revenue basis compared to prior years and so because we had been booking before, we had actually seen a decline in the revenues on that over the prior quarter that we now expect to increase having won these new contracts.

<Q>: Great, and so when do those deliveries begin, is it kind of now or is that something that gets the push for a couple of quarters?

William Van Vleet – Applied Signal Technology – CEO

No, the deliveries range depending on the various programs from, but I would say that some of them start to deliver in the second quarter of fiscal 11 to some of them; second quarter fiscal 11 to third quarter and beyond. Nothing, no deliveries will happen probably before the second quarter.

<Q>: Okay, great. Thank you very much.

Jim Doyle – Applied Signal Technology – CFO

Thanks Jim.

Operator

Thank you. Our next question comes from the line of Robert Kirkpatrick with Cardinal Capital. Please proceed with your question.

<Q>: We all get 20 questions?

William Van Vleet – Applied Signal Technology – CEO

Hi Rob.

<Q>: Oh well. Jim the revenues from the two acquisitions were probably somewhere around $5 million for the quarter, is that how I should think about that?

Jim Doyle – Applied Signal Technology – CFO

The revenues I can help you with, the side pick revenues, they were about $5.7 million for the quarter, Rob.

<Q>: Okay, and Pyxis was obviously less than that?

Jim Doyle – Applied Signal Technology – CFO

It was included within our total network intelligence area and I don’t have those numbers off the top of my head.

William Van Vleet – Applied Signal Technology – CEO

And we integrate it into the business so we don’t split it out separately.

<Q>: Right and Bill, could you talk about, you made two acquisitions in the last 12 months. Those are the first acquisitions this company has made since 2005 really. Could you talk about whether you’re going to pause now for 6 or 12 months and kind of digest this and really focus on the organic side of the business or whether you are still out there in the hunt for additional acquisitions please?

William Van Vleet – Applied Signal Technology – CEO

Well we are still looking to expand and accelerate our capability and continue to position ourselves in the right markets and so I will say there are opportunities, as opportunities present themselves, we will remain available and interested in looking at those possibilities. As evidenced for instance when we, by the two acquisitions we did, the acquisitions of both Pyxis and Seismic really helped position us for many of those key wins that I addressed. I think it was over 70%. Our Network Intelligence actually won 80% of their competitive bids so far this year and a lot of that, credit is due to the fact of the acquisitions that we did so, so I think that makes sense. They certainly helped accelerate the growth in the business. But that said, we still have a full job with integration to do and so, but I guess I would say Rob is I don’t anticipate anything in the next six months, you know as we still have a fair amount of integration to do and we are focusing at least over the next couple of quarters on really driving the organic growth aspects of it, but beyond that, you know, I’d say it still remains a possibility for us. Again, as always unless there is an offer we can’t refuse so to speak, right?

<Q>: Exactly. And Jim, you mentioned in the press release you would use a 38-39% tax rate for the year if the R&D tax credit is extended. If it is not extended, where do you end up?

Jim Doyle – Applied Signal Technology – CFO

We are looking at closer to a 40% tax rate.

<Q>: Okay, so just a slight difference.

Jim Doyle – Applied Signal Technology – CFO

Yeah.

<Q>: And then in terms of your 2011 commentary that you offered in terms of revenues being roughly in line with consensus, Wall Street estimates at this point, how should I think about that in terms of the effect of the acquisitions, obviously the Seismic anniversaries and organic growth, would I expect to see kind of mid single digit organic growth plus Seismic, is that how I should think of it?

Jim Doyle – Applied Signal Technology – CFO

Yeah we are looking at, certainly our objective that we are targeting and we are motivating our leadership team to do is to strive for double digit, 10% organic growth. Now that being said, most of our peer competitors are saying, it’s probably going to be closer, it’s going to be in the 3 to 7%. So, but whereas we think we have got a number of opportunities before us. I think the organic growth is about, yeah we’re striving to achieve a 10% growth plus whatever the acquisition may provide. That’s a very ambitious goal given the market environments but we think we have got the right people and capability to achieve that.

<Q>: Okay.

Jim Doyle – Applied Signal Technology – CFO

We’ll give you more color on it after we have been able to review the details with our board, we just wanted to give you some indication of what we are seeing so far and help you along a little bit.

<Q>: right, just because on an organic basis, I think the company is still having trouble showing organic growth this year, I wanted to therefore talk a little bit about it in terms of your forward looking, so that’s why I had asked the question. Thank you very much.

William Van Vleet – Applied Signal Technology – CEO

Sure. Thanks Rob.

Operator

Thank you. Our next question is a followup from Michael Lewis with BB&T Capital Markets. Please proceed with your question.

<Q>: Thank you. Just a quick question with regard to some of the oil industry sales. Did those materialize this quarter or did those still not come back and what is kind of the anticipation there?

William Van Vleet – Applied Signal Technology – CEO

They haven’t quite materialized. I believe we have made a first delivery of equipment but we haven’t realized any revenues from that

Jim Doyle – Applied Signal Technology – CFO

Yet.

William Van Vleet – Applied Signal Technology – CEO

But we don’t realize the revenues until the …

Jim Doyle – Applied Signal Technology – CFO

Yeah and we are very close on that. Bill is right Mike, we are in the process of completing the acceptance and fielding the equipment and at point, then we will be able to put the equipment into service and start recognizing the leases associated with those units.

<Q>: Okay and another one kind of I guess on the growth angle, given the outlook that a lot of people have for the US defense budgets, a lot of firms are looking and talking about international growth and I am curious how you guys see that landscape because I know you had some additional contracts beyond that Singapore SAS contract. I believe you just said that you had won one this quarter. So I’m just curious how you are seeing that landscape.

William Van Vleet – Applied Signal Technology – CEO

In the Census area, we think there is some potential for again using our ProSAS high definition sonar for some of those sales. We just did those field trials over in Germany and so the German navy and the Dutch navy I believe have expressed some interest in it. There might be some European sales there. There also maybe some Australian sales. So we are seeing some interest and some opportunity. I don’t think there will be a large percentage of our total revenues but we consider them as up side opportunities for the company.

<Q>: Okay great, thanks a lot guys.

Jim Doyle – Applied Signal Technology – CFO

Thanks Mike.

Operator

Thank you. Ladies and gentlemen, at this time, there are no further questions. I would like to turn the floor back to management for any closing comments.

William Van Vleet – Applied Signal Technology – CEO

Great, thank you Jen. And we thank everyone for your attention and the good questions. And we look forward to speaking with you again on our fourth quarter call. Good night and thank you.

Operator

Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.